FIRST AMENDMENT TO RIGHTS AGREEMENT


         	THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "First Amendment") is made effective as of December 6, 1996, by and between LONGVIEW FIBRE COMPANY, a Washington corporation (the
"Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the
"Agent"). All capitalized terms used in this First Amendment and not defined herein shall have the meanings assigned thereto in the Agreement, unless the context otherwise requires.

                      W I T N E S S E T H

         	WHEREAS, the Company and The Bank of California, N.A., entered into a Rights Agreement (the "Agreement") dated as of March 1, 1989, providing for such bank to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Agreement; and

         	WHEREAS, the Agent is the successor to The Bank of California, N.A., as the Rights Agent; and

         	WHEREAS, following the effectiveness of the Agreement, the Company changed its corporate domicile from Delaware to Washington through a reincorporation merger with a wholly owned subsidiary having the effect of a five-for-one split of the Company's common stock and so resulting in a proportional adjustment of the Purchase Price and the Redemption Price, pursuant to Section 11(a)(i) of the Agreement; and

         	WHEREAS, the Board of Directors of the Company has considered whether approval of the reduction of the percentages set forth in the definitions of "Acquiring Person" and "Offering Person" in Section 1 of the Agreement and of this First Amendment effecting such reduction and making certain other modifications and technical corrections to the Agreement (together, the "Proposed Amendments") is in the best interests of the Company and its shareholders, as well as other pertinent factors; and

         	WHEREAS, the Board of Directors of the Company has concluded that approval and adoption of the Proposed Amendments is in the best interests of the Company and its shareholders; and

         	WHEREAS, Section 27 of the Agreement provides that upon satisfaction of certain conditions, all of which are satisfied, the Agreement may be amended without the approval of any holders of certificates representing shares of Common Stock.

         	NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree to amend the Agreement as follows:

         	Section 1.	Section 1(a) of the Agreement is hereby
amended and restated in its entirety to read as follows:

                 			(a)	"Acquiring Person" shall mean
         any Person who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (iv) any group which includes any member of the Founding Families if a majority of the shares of Common Stock beneficially owned by the members of such group (such beneficial ownership including the right to vote such shares) are beneficially owned by a member or members of the Founding Families (the "Approved Group").

        	Section 2.	Section 1(h) of the Agreement is hereby
amended by deleting the phrase "par value $7.50" and substituting in lieu thereof the phrase "$1.50 ascribed value per share."

        	Section 3.	Section 1(q) of the Agreement is hereby
amended and restated in its entirety to read as follows:

                 			(q)	"Offering Person" shall mean
         any Person, (other than (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (iv) the Approved Group) who alone or together with its Affiliates and Associates, shall announce (within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act) a tender offer or exchange offer, if upon consummation thereof, such Person would be the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding.

        	Section 4.	Section 3(a) of the Agreement is hereby
amended by deleting the phrase "30% or more" and substituting in lieu thereof the phrase "10% or more."

        	Section 5.	Section 11(a)(ii)(A) of the Agreement is
hereby amended and restated in its entirety to read as follows:

                 			(A)	any Person (other than (1) the
         Company, (2) any Subsidiary of the Company,
         (3) any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (4) the Approved Group), alone or together with its Affiliates and Associates, shall, at any time after the Distribution Date, become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, unless the event causing the 10% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or

        	Section 6.	Section 11(a)(iii) of the Agreement is
hereby amended by deleting the phrase "Restated Certificate of Incorporation" and substituting in lieu thereof the phrase
"Articles of Incorporation."

        	Section 7.	Section 23 of the Agreement is hereby
amended by deleting paragraph (b) thereof and by redesignating the succeeding paragraphs of such section as (b), (c) and (d).

        	Section 8.	Section 32 of the Agreement is hereby
amended by deleting the phrase "State of Delaware" and substituting in lieu thereof the phrase "State of Washington."

        	Section 9.	In all other respects, the Agreement is
hereby ratified and confirmed.

        	Section 10.	From and after the date hereof, each
reference in the Rights Agreement to "this Agreement," "hereof," "hereunder," or words of like import and all references to the Rights Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Rights Agreement as modified and amended by this First Amendment.

        	IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

                                      		LONGVIEW FIBRE COMPANY



                                      		By:    /s/  Lisa J. Holbrook
                                      		Name:   Lisa J. Holbrook
                                      		Title:  Senior Vice President - Finance


                                      		CHASEMELLON SHAREHOLDER
                                      		SERVICES, L.L.C.


                                      		By:    /s/  Asa Drew
	                                      	Name:   Asa Drew
                                      		Title:  Assistant Vice President